Harley-Davidson Announces Fourth Quarter, Full-Year 2018 Results

MILWAUKEE, January 29, 2019 - Harley-Davidson, Inc. (NYSE:HOG) today reported fourth quarter and full-year 2018 results. On a full-year basis, earnings per share (EPS) was up year-over-year on positive revenue growth. The company achieved all stated 2018 milestones associated with its More Roads to Harley-Davidson accelerated plan for growth.

Full-Year 2018

•	More Roads accelerated plan for growth unveiled; all 2018 milestones achieved

•	Diluted EPS up 5.6 percent over prior year

•	Record Financial Services segment operating income

•	Cash from operations up over $200 million or 20 percent compared to 2017

•	Building new riders - over 52,000 more Harley-Davidson riders added in the U.S.

•	Motorcycles and Related Products segment (Motorcycles segment) revenue growth of 1.1 percent compared to 2017

•	International retail sales up year-over-year behind strong emerging market growth

•	Manufacturing optimization remains on track; 2018 costs lower than originally expected

•	Repurchased $382 million of shares; paid dividends totaling $1.48 per share, up 1.4 percent versus prior year

Full-year 2018 GAAP diluted EPS was $3.19, up 5.6 percent. Year ago GAAP diluted EPS was $3.02. Excluding restructuring plan costs (including manufacturing optimization) and the impact of incremental tariffs, 2018 diluted EPS was $3.78. Full-year 2018 net income was $531.5 million on consolidated revenue of $5.72 billion versus net income of $521.8 million on consolidated revenue of $5.65 billion in 2017.
Fourth quarter 2018 GAAP diluted EPS was $0.00. Year ago GAAP diluted EPS was $0.05. Excluding restructuring plan costs (including manufacturing optimization) and the impact of incremental tariffs, fourth quarter 2018 diluted EPS was $0.17. Fourth quarter 2018 net income was $0.5 million on consolidated revenue of $1.15 billion versus net income of $8.3 million on consolidated revenue of $1.23 billion in 2017.
Harley-Davidson international retail motorcycle sales for the full-year finished slightly ahead of 2017. U.S. retail sales fell 10.2 percent behind ongoing declines in the U.S. motorcycle industry. Worldwide retail sales decreased 6.1 percent in 2018.

“In 2018 we delivered value to our shareholders through improved earnings and cash from operations. The challenges we experienced during the year reinforced the commitment we have for our More Roads to Harley-Davidson accelerated plan for growth,” said Matt Levatich, president and chief executive officer, Harley-Davidson, Inc. “Our plan addresses the challenges of today and the opportunities we see for growth ahead, and we are energized by the momentum we are building. New and different people, riders and non-riders, are taking notice of Harley-Davidson and the thrill of riding.”

Strategy Acceleration
During the quarter, Harley-Davidson continued to make progress on the initiatives included in its More Roads to Harley-Davidson accelerated plan for growth to build the next generation of riders globally. Leveraging core strengths in the business, brand and dealer network, the company is investing in opportunities that inspire increased ridership sooner and deliver sustainable growth for the future. Harley-

Davidson’s More Roads plan supports the company’s strategy and 2027 objectives to: build 2 million new riders in the U.S., grow international business to 50 percent of annual volume, launch 100 new high impact motorcycles and do so profitably and sustainably.
Through 2022, the company’s More Roads to Harley-Davidson plan will deliver:

•	New products - Keep current riders engaged and inspire a new generation of Harley-Davidson riders

•	Broader access - Meet customers where they are and how they want to engage with a multi-channel retail experience

•	Stronger dealers - Drive a performance framework to improve dealer financial strength and the Harley-Davidson customer experience
The company believes its accelerated plan will drive revenue growth and expand operating margins. The company expects to fund strategic opportunities while maintaining its current investment and return profile and capital allocation strategy.
“During 2018 we met or exceeded all of the More Roads plan milestones we set out to achieve. In the U.S., we finished the year with 52,000 more Harley-Davidson riders than one year ago. The groundwork for an exciting future is being built in real time, and that’s clear for riders today and Harley-Davidson riders of tomorrow. We are igniting a cultural movement for motorcycling,” said Levatich.

Building Riders
As Harley-Davidson continues to build the next generation of riders globally, the company increased its reach and impact through the fourth quarter and delivered a wide range of results including the following highlights:

Harley-Davidson Riding Academy

•	Motorcycle sales to Riding Academy graduates up behind stronger conversion rate
LiveWire debuted at the EICMA show in Milan

•	Thousands of global leads captured, positive social media conversation

•	Instagram video was 2nd most commented on video ever on H-D’s Instagram

•	News coverage spanned tech, innovation, motorcycle and lifestyle
Freedom Promise

•	Created 17,000 opportunities for customers to trade-up to a new motorcycle under the Freedom Promise program
Influencer and Entertainment Integrations

•	Increased total estimated media value over 80 percent compared to 2017

•	Delivered 3X number of product placements in movies and television including substantial placements in “A Star is Born” and “Mayans” TV series

Manufacturing Optimization
To further improve its manufacturing operations and cost structure, in the first quarter of 2018 the company commenced its multi-year manufacturing optimization initiative anchored by the consolidation of its U.S. motorcycle assembly operations into its plant in York, Pa. In the fourth quarter of 2018, costs related to the manufacturing optimization were $19.1 million with full year at $102.4 million. The company expects to incur an additional $50 million to $60 million of operating expense in 2019 which is lower than its most recent expectations. The company now expects total capital investment of approximately $65 million through 2019, a decrease of $10 million from previous expectations, and continues to expect ongoing annual cash savings of $65 million to $75 million after 2020.

Harley-Davidson Retail Motorcycle Sales

Vehicles	4th Quarter			Full-Year
	2018	2017	Change	2018	2017	Change
U.S.	20,849	23,195	(10.1)%	132,868	147,972	(10.2)%
EMEA	7,353	7,460	(1.4)%	46,602	44,935	3.7%
Asia Pacific	7,244	7,720	(6.2)%	28,724	30,348	(5.4)%
Latin America	2,515	2,449	2.7%	10,167	9,452	7.6%
Canada	1,350	1,318	2.4%	9,690	10,081	(3.9)%
International Total	18,462	18,947	(2.6)%	95,183	94,816	0.4%
Worldwide Total	39,311	42,142	(6.7)%	228,051	242,788	(6.1)%

On a full-year basis, the U.S. 601+cc industry was down 8.7 percent and Harley-Davidson held market share of 49.7 percent. Harley-Davidson’s full-year Europe market share was up 0.5 percentage points to 10.3 percent.

Motorcycles and Related Products Segment Results

$ in thousands	4th Quarter			Full-Year
	2018	2017	Change	2018	2017	Change
Motorcycle Shipments (vehicles)	43,489	47,198	(7.9)%	228,665	241,498	(5.3)%
Revenue	$955,633	$1,047,045	(8.7)%	$4,968,646	$4,915,027	1.1%
Motorcycles	$738,167	$789,970	(6.6)%	$3,882,963	$3,765,620	3.1%
Parts & Accessories	$142,168	$167,170	(15.0)%	$754,663	$800,702	(5.7)%
General Merchandise	$58,444	$71,236	(18.0)%	$241,964	$262,776	(7.9)%
Gross Margin	27.6%	30.6%	(3.0) pts.	32.5%	33.4%	(0.9) pts.
Operating Income	($59,543)	$35,526	(267.6)%	$422,363	$606,776	(30.4)%
Operating Margin	(6.2)%	3.4%	(9.6) pts.	8.5%	12.3%	(3.8) pts.

Revenue from the Motorcycles segment was down in the fourth quarter, but up for the full-year compared to 2017. Operating margin as a percent of revenue decreased in the quarter due to restructuring charges, incremental tariffs and higher recall costs.

Financial Services Segment Results

$ in thousands	4th Quarter			Full-Year
	2018	2017	Change	2018	2017	Change
Revenue	$190,229	$181,883	4.6%	$748,229	$732,197	2.2%
Operating Income	$63,286	$63,674	(0.6)%	$291,160	$275,305	5.8%

Financial Services segment finished the year with record earnings of $291.2 million, up 5.8 percent.

Income Tax Rate
For full-year 2018, Harley-Davidson's effective tax rate was 22.6 percent compared to 39.6 percent in 2017. The decreased tax rate was primarily due to the favorable impact of the 2017 Tax Cuts and Jobs Act.

Other Results
Cash and marketable securities were $1.21 billion at the end of 2018, compared to $687.5 million in 2017. Harley-Davidson generated $1.21 billion of cash from operating activities in 2018 compared to $1.01 billion in 2017. The company paid a cash dividend of $0.37 per share for the fourth quarter, and $1.48 per share on a full-year basis. On a discretionary basis, Harley-Davidson repurchased 4.9 million shares of its common stock during the fourth quarter for $194.2 million. During the quarter, there were approximately

163.0 million weighted-average diluted common shares outstanding. At the end of 2018, 16.4 million shares remained on board-approved share repurchase authorizations.

2019 Outlook
For the full-year 2019, the company expects the following:

•	Motorcycle shipments to be approximately 217,000 to 222,000 motorcycles. In the first quarter, the company expects to ship approximately 53,000 to 58,000 motorcycles

•	Motorcycles segment operating margin as a percent of revenue to be approximately 8.0 to 9.0 percent

•	Financial Services segment operating income to be down year-over-year

•	Effective tax rate of approximately 24.0 to 25.0 percent

•	Capital expenditures of $225 million to $245 million including approximately $20 million to support manufacturing optimization

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Since 1903, Harley-Davidson Motor Company has fulfilled dreams of personal freedom with custom, cruiser and touring motorcycles, riding experiences and events and a complete line of Harley-Davidson motorcycle parts, accessories, general merchandise, riding gear and apparel. Harley-Davidson Financial Services provides wholesale and retail financing, insurance, extended service and other protection plans and credit card programs to Harley-Davidson dealers and riders in the U.S., Canada and other select international markets. For more information, visit Harley-Davidson's Web site at www.harley-davidson.com.

Webcast Presentation
Harley-Davidson will discuss fourth quarter and full-year 2018 results on an audio webcast at 8:00 a.m. CT today. The webcast login and supporting slides can be accessed at http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CT.

Non-GAAP Measures
This press release includes financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to be considered by users as supplemental information to the equivalent GAAP measures, to aid investors in better understanding the company’s financial results. The company believes that these non-GAAP measures provide useful perspective on underlying business results and trends, and a means to assess period-over-period results. These non-GAAP measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP measures may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted.
The non-GAAP measures included in this press release are diluted EPS excluding restructuring plan costs and the impact of incremental tariffs and net income excluding restructuring plan costs and the impact of incremental tariffs. Restructuring plan costs include restructuring expenses and also costs associated with temporary inefficiencies incurred in connection with the manufacturing optimization plan. The impact of incremental tariffs includes the incremental cost of recent tariffs imposed by the European Union and China. These adjustments are consistent with adjustments used to determine financial objectives under the company’s incentive compensation plans. A reconciliation of these non-GAAP measures to the comparable GAAP measure is included later in this press release.
Forward-Looking Statements
The company intends that certain matters discussed in this release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These

forward-looking statements can generally be identified as such because the context of the statement will include words such as the company "believes", "anticipates", "expects", "plans", “strategy”, “future”, “may”, “goals”, or "estimates" or words of similar meaning. Similarly, statements that describe future plans, strategies, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The company's ability to meet the targets and expectations noted above depends upon, among other factors, the company's ability to (i) execute its business plans and strategies, including the elements of the More Roads to Harley-Davidson strategy for growth that the company disclosed on July 30, 2018, and strengthen its existing business while enabling growth, (ii) manage the impact that new or adjusted tariffs may have on the cost of raw materials and components and our ability to sell product internationally, (iii) execute its strategy of growing ridership, globally, (iv) effectively execute the company's manufacturing optimization initiative within expected costs and timing and successfully carry out its global manufacturing and assembly operations, (v) accurately analyze, predict and react to changing market conditions and successfully adjust to shifting global consumer needs and interests, (vi) negotiate and successfully implement a strategic alliance relationship with a local partner in Asia, (vii) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the company to generate desired sales levels and that provide the desired financial returns, (viii) perform in a manner that enables the company to benefit from market opportunities while competing against existing and new competitors, (ix) realize expectations concerning market demand for electric models, which may depend in part on the building of necessary infrastructure, (x) prevent, detect, and remediate any issues with its motorcycles or any issues associated manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing, (xi) manage supply chain issues, including quality issues and any unexpected interruptions or price increases caused by raw material shortages or natural disasters, (xii) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles, (xiii) reduce other costs to offset costs of the More Roads to Harley-Davidson plan and redirect capital without adversely affecting its existing business, (xiv) balance production volumes for its new motorcycles with consumer demand, (xv) manage risks that arise through expanding international manufacturing, operations and sales, (xvi) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing political environment, (xvii) continue to manage the relationships and agreements that the company has with its labor unions to help drive long-term competitiveness, (xviii) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (xix) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods and manage the risks that its independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand, (xx) retain and attract talented employees, (xxi) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or company data and respond to evolving regulatory requirements regarding data security, (xxii) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS' loan portfolio, (xxiii) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the company's business, (xxiv) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles, (xxv) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities, (xxvi) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xxvii) manage its exposure to product liability claims and commercial or contractual disputes, (xxviii) successfully access the capital and/or credit markets on terms (including interest rates) that are acceptable to the company and within its expectations, and (xxix) lower prices of its motorcycles in certain markets by manufacturing motorcycles in the company’s Thailand facility.

The company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Further, actual foreign currency exchange rates may vary from underlying assumptions. Other factors are described in risk factors that the company has disclosed in documents previously filed with the Securities and Exchange Commission. Many of these risk factors are impacted by the current changing capital, credit and retail markets and the company's ability to manage through inconsistent economic conditions.

The company's ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the company's independent dealers to sell its motorcycles and related products and services to retail customers. The company depends on the capability and financial capacity of its independent dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the company. In addition, the company's independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors. In recent years, HDFS has experienced historically low levels of retail credit losses, but there is no assurance that this will continue. The company believes that HDFS' retail credit losses may increase over time due to changing consumer credit behavior and HDFS' efforts to increase prudently structured loan approvals to sub-prime borrowers, as well as actions that the company has taken and could take that impact motorcycle values. Refer to "Risk Factors" under Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Contacts: Media, Patricia Sweeney, +1-414-343-8199; Financial, Shannon Burns, +1-414-343-8002

### (HOG-F)

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income(1)
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Motorcycles and Related Products revenue	$955,633	$1,047,045	$4,968,646	$4,915,027
Gross profit	263,577	320,599	1,616,850	1,642,697
Selling, administrative and engineering expense	303,763	285,073	1,101,086	1,035,921
Restructuring expense	19,357	—	93,401	—
Operating (loss) income from Motorcycles and Related Products	(59,543)	35,526	422,363	606,776

Financial Services revenue	190,229	181,883	748,229	732,197
Financial Services expense	126,943	118,209	457,069	456,892
Operating income from Financial Services	63,286	63,674	291,160	275,305

Operating income	3,743	99,200	713,523	882,081
Other income (expense), net	1,530	2,295	3,039	9,182
Investment (loss) income	(1,679)	1,041	951	3,580
Interest expense	7,704	7,709	30,884	31,004
(Loss) income before income taxes	(4,110)	94,827	686,629	863,839
Income tax (benefit) expense	(4,605)	86,513	155,178	342,080
Net income	$495	$8,314	$531,451	$521,759

Earnings per common share:
Basic	$0.00	$0.05	$3.21	$3.03
Diluted	$0.00	$0.05	$3.19	$3.02

Weighted-average common shares:
Basic	162,073	168,271	165,672	171,995
Diluted	163,014	169,195	166,504	172,932

Cash dividends per common share	$0.370	$0.365	$1.480	$1.460

(1) See note regarding the adoption of new accounting standards below.

Harley-Davidson, Inc.
Reconciliation of GAAP Amounts to Non-GAAP Amounts
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)
	Three months ended	Twelve months ended
	December 31, 2018	December 31, 2018
Net income excluding restructuring plan costs and impact of tariffs
Net income (GAAP)	$495	$531,451
Restructuring plan costs	22,944	106,314
Impact of tariffs	13,363	23,675
Tax effect of adjustments(1)	(8,804)	(31,522)
Adjustments net of tax	27,503	98,467
Adjusted net income (Non-GAAP)	$27,998	$629,918

Diluted earnings per share excluding restructuring plan costs and impact of tariffs
Diluted earnings per share (GAAP)	$0.00	$3.19
Adjustments net of tax, per share	0.17	0.59
Adjusted diluted earnings per share (Non-GAAP)	$0.17	$3.78

(1) The income tax effect of adjustments has been computed using the company's effective income tax rate excluding discrete items.

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets(1)
(In thousands)

	(Unaudited)
	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$1,203,766	$687,521
Marketable securities	10,007	—
Accounts receivable, net	306,474	329,986
Finance receivables, net	2,214,424	2,105,662
Inventories	556,128	538,202
Restricted cash	49,275	47,518
Other current assets	144,368	175,853
Total current assets	4,484,442	3,884,742
Finance receivables, net	5,007,507	4,859,424
Other long-term assets	1,173,715	1,228,506
	$10,665,664	$9,972,672
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$885,991	$757,419
Short-term debt	1,135,810	1,273,482
Current portion of long-term debt, net	1,575,799	1,127,269
Total current liabilities	3,597,600	3,158,170
Long-term debt, net	4,887,667	4,587,258
Pension and postretirement healthcare liabilities	202,229	173,359
Other long-term liabilities	204,219	209,608

Total shareholders’ equity	1,773,949	1,844,277
	$10,665,664	$9,972,672

(1) See note regarding the adoption of new accounting standards below.

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows(1)
(In thousands)

	(Unaudited)
	Twelve months ended
	December 31, 2018	December 31, 2017
Net cash provided by operating activities	$1,205,921	$1,005,061

Cash flows from investing activities:
Capital expenditures	(213,516)	(206,294)
Finance receivables, net	(427,148)	(363,637)
Other	(21,605)	7,463
Net cash used by investing activities	(662,269)	(562,468)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	1,591,828	893,668
Repayments of medium-term notes	(877,488)	(800,000)
Repayments of securitization debt	(257,869)	(444,671)
Net (decrease) increase in credit facilities and unsecured commercial paper	(135,356)	212,809
Borrowings of asset-backed commercial paper	509,742	469,932
Repayments of asset-backed commercial paper	(212,729)	(176,227)
Dividends paid	(245,810)	(251,862)
Purchase of common stock for treasury	(390,606)	(465,263)
Issuance of common stock under employee stock option plans	3,525	11,353
Net cash used by financing activities	(14,763)	(550,261)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(15,351)	26,747

Net increase (decrease) in cash, cash equivalents and restricted cash	$513,538	$(80,921)

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash - beginning of period	$746,210	$827,131
Net increase (decrease) in cash, cash equivalents and restricted cash	513,538	(80,921)
Cash, cash equivalents and restricted cash - end of period	$1,259,748	$746,210

Reconciliation of cash, cash equivalents and restricted cash to the Consolidated Balance Sheet:
Cash and cash equivalents	$1,203,766	$687,521
Restricted cash	49,275	47,518
Restricted cash included in other long-term assets	6,707	11,171
Total cash, cash equivalents and restricted cash shown in the Statement of Cash Flows	$1,259,748	$746,210

(1) See note regarding the adoption of new accounting standards below.

Adoption of New Accounting Standards
On January 1, 2018, the Company adopted the following new accounting standards updates (ASUs):

ASU 2014-09 Revenue from Contracts with Customers was adopted using the modified retrospective method. As a result, the Company recorded a $6.0 million increase to the opening balance of retained earnings as of January 1, 2018.

ASU 2016-18 Statement of Cash Flows (Topic 230): Restricted Cash was adopted on a retrospective basis. As a result, the change in restricted cash has been excluded from financing activities and included in the change in cash, cash equivalents and restricted cash and the prior period has been recast to reflect the new presentation.

ASU 2017-07 Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost was adopted on a retrospective basis. As a result, the non-service cost components of net periodic benefit cost have been presented in Other income (expense), net and the prior period has been recast to reflect the new presentation.

Motorcycles and Related Products Revenue and
Motorcycle Shipment Data

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
MOTORCYCLES AND RELATED PRODUCTS REVENUE(1) (in thousands)
Motorcycles	$738,167	$789,970	$3,882,963	$3,765,620
Parts & Accessories	142,168	167,170	754,663	800,702
General Merchandise	58,444	71,236	241,964	262,776
Licensing	9,231	9,949	38,676	39,186
Other	7,623	8,720	50,380	46,743
	$955,633	$1,047,045	$4,968,646	$4,915,027
MOTORCYCLE SHIPMENTS:
United States	24,376	26,475	132,433	144,893
International	19,113	20,723	96,232	96,605
Total	43,489	47,198	228,665	241,498
MOTORCYCLE PRODUCT MIX:
Touring	17,817	19,353	101,942	99,745
Cruiser	16,578	19,651	78,529	87,344
Sportster® / Street	9,094	8,194	48,194	54,409
Total	43,489	47,198	228,665	241,498

(1) In connection with the adoption of ASU 2014-09, the Company has revised its presentation of disaggregated revenue and the prior period has been recast to reflect the new presentation.

Worldwide Retail Sales of Harley-Davidson Motorcycles(1)

	Three months ended		Twelve months ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

United States	20,849	23,195	132,868	147,972

Europe(2)	6,212	6,462	41,179	39,773
EMEA - Other	1,141	998	5,423	5,162
Total EMEA	7,353	7,460	46,602	44,935

Asia Pacific(3)	4,303	5,611	18,429	21,393
Asia Pacific - Other	2,941	2,109	10,295	8,955
Total Asia Pacific	7,244	7,720	28,724	30,348

Latin America	2,515	2,449	10,167	9,452
Canada	1,350	1,318	9,690	10,081
Total International Retail Sales	18,462	18,947	95,183	94,816
Total Worldwide Retail Sales	39,311	42,142	228,051	242,788
(1) Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.

(2) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

(3)Asia Pacific data includes Japan, Australia, New Zealand and Korea.
Motorcycle Registration Data(1)

	Twelve months ended
	December 31, 2018	December 31, 2017
United States(2)	263,750	288,802
Europe(3)	397,669	390,619

(1) Data includes on-road 601+cc models. On-road 601+cc models include dual purpose models, three-wheeled motorcycles and autocycles.

(2) United States data is derived from information provided by Motorcycle Industry Council (MIC). This third-party data is subject to revision and update.

(3) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 601+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles (ACEM), an independent agency. This third-party data is subject to revision and update.